Certain information in this exhibit has been omitted as confidential, as indicated by [***]. This information has been filed separately with the Commission.

MASTER MANUFACTURING AND SUPPLY AGREEMENT

                THIS MASTER MANUFACTURING AND SUPPLY AGREEMENT (“Master Agreement”) dated November 30, 2006 (“Effective Date”) is between 3M Company acting through its Medical Division (“3M”) and Response Biomedical Corporation, 100-8900 Glenlyon Parkway, Burnaby, B.C., Canada (“RBC”). 3M and RBC are referred to jointly as “Parties” and individually as a “Party”.

1.             SCOPE; EXCLUSIVITY; DEFINITIONS.

1.1           Concurrently with the execution of this Agreement, 3M and RBC are entering into an Amended and Restated Joint Development Agreement (the “JDA”) pursuant to which 3M and RBC will jointly develop Products (as defined in the JDA) and an Equity Agreement under which 3M has agreed to purchase from RBC, and RBC has agreed to sell 3M, Shares at agreed upon terms and conditions as described therein The Parties also wish to establish a business relationship in which 3M may request that RBC produce certain products. When the Parties identify product(s) that 3M will purchase from RBC on a recurring basis, they will sign a sub-agreement to this Master Agreement (a “Subcontract”) describing those products (the "Products"), such Product prices, and any variations from this Master Agreement. All Products will be made or processed in accordance with the packaging and product specifications referenced in the applicable Subcontract (as more fully defined below, the “Specifications”). This Master Agreement and all Subcontracts are collectively referred to as "the Agreement." 3M’s global affiliates may purchase under the Agreement and RBC will sell Products and/or Product Services (as the same may be defined in an applicable Subcontract) to them under the Agreement's terms. On 3M's request, RBC will sell any Product and/or Product Service under the Agreement's terms to the next supplier in 3M's supply chain, who will use such Products and/or Product Services to manufacture or process products for 3M.

1.2           Unless the applicable Subcontract provides otherwise:

          (a) During the Term, 3M and its affiliates shall purchase exclusively from RBC all of their commercial requirements of Products for Targets.

          (b) During the Term, RBC will supply all Products for Targets exclusively to 3M and its affiliates (other than the Product described in Exhibit A-1 hereto which shall be supplied non-exclusively).

          (c) “Target” means a causative agent of a human infectious disease that causes (i) hospital-acquired infections or (ii) community-acquired infections [***]

1.3           In addition to other terms defined throughout this Agreement, the following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the

1.4	respective meanings set forth below:

“Deliver ” or “Delivery” means the transfer of possession of a tangible item, including the Product, to 3M FCA (Incoterms 2000) RBC’s Site or such other Incoterm which the Parties may agree to in writing.

“Escrow Material” means the information and data described in Section 23(d) hereof. “Firm Order” means a Purchase Order that cannot be cancelled or amended by 3M without RBC’s consent ..

“Forecast” means 3M’s written forecast of its monthly purchase requirements of Product for a rolling twelve (12) month period.

“Purchase Order” means a written request submitted by 3M to RBC for a specific quantity of Product by a specific Delivery date to a specific location.

“RBC’s Site” means RBC’s manufacturing facility at 100-8900 Glenlyon Parkway, Burnaby, BC Canada, or such other site at which Product is manufactured as designated in a Subcontract .

“Specifications” means all written specifications for measurable and verifiable qualities, characteristics and attributes of a Product and all other written requirements, standards, specifications, quality assurance/quality control testing and other attributes pertaining to a Product or manufacturing or packaging of a Product that are agreed upon in writing by the Parties and set forth in the applicable Subcontract, as the same may be amended in writing from time to time by the Parties.

“Subcontract” means each written agreement signed by the Parties for the manufacture and supply of a Product, which may include the identification of Product, Specifications, pricing and payment terms, schedules, manufacturing plans, and any special conditions/requirements with respect to a Product, as the same may be amended from time to time in writing by the Parties. The Parties intend for this Agreement to be a master agreement governing multiple Products and agreed-upon Subcontracts governing each separate Product. Each fully executed Subcontract shall be incorporated herein by reference, made a part of this Agreement, and attached hereto as an exhibit .

2.           TERM AND TERMINATION:

(a)         This Agreement begins on the Effective Date and continues for [***] years, unless terminated earlier as provided for herein (the “Term”). The Term may be renewed for additional [***] year periods upon the mutual written agreement of the Parties. 3M shall have the right to terminate this Agreement in whole or in part upon days prior written notice to[***] RBC at any time after the first [***] years of the Term. The termination of this Agreement for any reason shall automatically terminate any and all Subcontracts, unless the Parties otherwise agree in writing.

(b)	Either Party may terminate this Agreement or any Subcontract as follows:

(i) if a Party has materially breached any of its obligations under this Agreement or becomes unable to pay its bills and debts in the ordinary course of business, and such material breach (in the case of a breach capable of remedy) has continued for [***] days (or [***] days in the case of a breach resulting from non-payment of any amounts due) after written notice of such breach was provided to the breaching Party by the nonbreaching Party, the nonbreaching Party shall have the right at its option to terminate this Agreement or any Subcontract effective upon giving written notice of such termination to the breaching Party at the end of such [***] (or )[***] day period.

(ii) notwithstanding the foregoing, if a Party materially breaches Section 21 (Confidentiality), the nonbreaching Party may immediately terminate this Agreement or any Subcontract upon giving written notice of such termination to the breaching Party.

(iii) 3M shall have the right to terminate an applicable Subcontract following a Supply Failure as provided in Section 4.

(c)         Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Sections 14 (Warranties), 15 (3M Materials), 16 (3M Equipment), 17 (Tooling), 18 (Indemnification), 20 (Limitation of Liability), 21 (Confidentiality), 22 (Intellectual Property and Developments) and Section 23 (Technology Transfer and License) survive termination of this Agreement or any Subcontract.

(d)         In the event the initial Term of this Agreement is not renewed despite good faith negotiations between the Parties for at least days, 3M or[***] its designated affiliate shall have the right to receive the license contemplated in Section 23. During the negotiation period and during the transition time contemplated by the license, the Parties will work together to ensure a continued supply of Products.

(e)        [***]

3.           FORECASTS; FIRM ORDER: 3M will provide RBC with a written, rolling twelvemonth forecast of 3M’s Product purchases that 3M may revise up or down on a monthly basis (a "Forecast") and which is not binding on 3M, except as may otherwise be specified in the applicable Subcontract. If RBC believes it cannot meet a Forecast, it must notify 3M within five (5) business days of receipt of such Forecast.

4.           ORDERS:

(a)         3M shall submit to RBC Purchase Orders from time to time. 3M shall be obligated to place Purchase Orders for the full amount of Product in the Firm Order.

(b)         Each Purchase Order shall specify a Delivery date that is no earlier than the lead-time specified in the applicable Subcontract for the Product. The only function of 3M's Purchase Order shall be to communicate the desired quantities of Product, shipment instructions and Delivery dates. All other terms of the Purchase Order and all terms of any acknowledgment form or invoice of RBC shall be void and of no effect, and the terms of this Agreement shall control over such forms, or any other forms, unless otherwise specifically agreed to in writing by both Parties.

(c)         RBC shall supply 3M with Product pursuant to the Purchase Orders submitted by 3M in accordance with the Firm Orders. RBC will accept all Purchase Orders within of the[***] Forecast. TIME AND RATE OF DELIVERY ARE OF THE ESSENCE FOR ALL PRODUCTS. If RBC receives a Purchase Order in excess of of Forecast, RBC will[***] make all commercially reasonable efforts to manufacture and Deliver on time that amount exceeding of the Forecast. [***] 3M may request in writing a modification of the Delivery date, shipping instructions or quantity of Product in a Purchase Order. Such written request shall be effective and binding on RBC only upon the written approval of RBC.

(d)         If RBC is unable, at any time, to meet its obligation to supply 3M on a timely basis with the quantity of Product reflected in Firm Orders for any reason, including an event of excused performance under Section 27, RBC shall immediately notify 3M of such inability to supply and the estimated extent of the supply failure (including delay time and the quantity of Product involved), and shall use commercially reasonable efforts to cure the supply problem as soon as possible. If RBC fails, during any [***] period, to supply on a timely basis and in accordance with the applicable Purchase Order that RBC is required to accept pursuant to Section 4(c), at least of the quantity of Product set forth in such Purchase Order or if[***] RBC fails, during any period, to supply on a timely basis and in accordance with the[***] applicable Purchase Order that RBC is required to accept pursuant to Section 4(c), at least of the quantity of Product set forth in such Purchase Order (either such occurrence, a[***] “Supply Failure”), 3M shall have, as its sole and exclusive remedy, the right to terminate the Subcontract applicable to the Product that is the subject of a Supply Failure upon giving written notice to RBC of such termination and the right to exercise the license contemplated in Section 23 through its designated affiliate.

5.           PRICES:

(a)         All prices of Products shall be set forth in the Subcontracts. Unless the applicable Subcontract provides otherwise, Product prices stated in a Subcontract include all amounts payable by 3M, other than amounts that are payable by 3M in accordance with Incoterms 2000 (FCA, RBC’s Site). RBC will absorb all overhead and labor cost increases without adjusting Product pricing unless otherwise stated in this Agreement or a Subcontract. All cost savings from the use of 3M Materials will be passed through to 3M in the form of a lower price.

(b)         During the Term of this Agreement, both Parties agree they will make efforts to reduce costs. The price for Products may be adjusted by RBC if a significant price increase (5% or greater) to a raw material or any other bought-in component is received. RBC agrees to provide documentation, which may be redacted, which indicates the percent of increase in the price of raw material or other bought-in component, along with documentation which indicates the effect on the final Product pricing. If the event giving rise to the price increase ceases to exist, RBC will reduce the price back to its original price in effect prior to the price increase. Pricing for increases in RBC’s cost of raw materials and other Product components purchased by RBC will be adjusted no more than once per calendar year.

(c) [***]

6.           PAYMENT: Payment terms are Net [***] days. Invoices must reference the Purchase Order number, match the Purchase Order and be issued on or after the Delivery date. Payment of an invoice is not acceptance of any Products. 3M may, at its discretion, on 60 days’ advance written notice require implementation of Electronic Data Interchange, Electronic Funds Transfer, or other electronic data communication or payment procedures. RBC will provide at its cost the necessary technical interfaces to complete this implementation.

7.           SHIPMENT: (a) Shipments must comply with Purchase Order instructions. All shipments are FCA (Incoterms 2000) RBC’s Site. 3M will select transportation modes and carriers. RBC will pay any excess freight costs caused by RBC’s non-compliance with 3M’s reasonable instructions set forth in Purchase Orders or in the event that RBC chooses to air freight Product in order to meet its obligations in this Agreement, including those set forth in Section 7(b) below. RBC will provide all shipment information to 3M within 24 hours after Products are Delivered to 3M’s carrier.

(b)         RBC will secure its facilities and all of its shipments made to a 3M-designated site in accordance with the then-current U.S. Customs-Trade Partnership Against Terrorism ("C-TPAT") security guidelines available at the U.S. Customs website (www.cbp.gov).

8.           PACKAGING AND TRADEMARKS: (a) Unless a Subcontract provides otherwise, RBC must package Products in accordance with the Specifications, as the same may be modified from time to time by written agreement of the Parties. Product packaging, labeling and inserts, product literature, and other advertising and promotional materials will make reference to RAMP® and/or RBC as agreed upon by the Parties subject to the applicable laws in a given country where Product is marketed and sold. Each Party will comply with the other Party’s instructions for use of the other Party’s trademarks (“Trademarks”) and disposal of Product bearing Trademarks. A Party may only use the other Party’s Trademarks for Product packaging and in accordance with the other Party’s written instructions. Neither Party is licensed to use the other Party’s Trademarks for any other purpose. Neither Party will claim any rights to the other Party’s Trademarks and or do anything to lessen the significance of the other Party’s Trademarks. Except as may be required (i) in order to respond to an inquiry by any regulatory authority, (ii) in connection with any legal proceeding or (iii) as approved in writing by the other Party, neither Party shall use the other Party’s name in any promotional activity or suggest any affiliation with the other Party. Neither Party will adopt, use or register any marks, businesses or domain names confusingly similar to Trademarks of the other Party or any marks for the Product owned or licensed by the other Party or the other Party’s affiliates, or the other Party’s name.

(b)         RBC will provide all information necessary for labels, packaging and package inserts for Products, provided, however, 3M shall be finally responsible for the content of all labels,

packaging and package inserts for Product, except to the extent that RBC supplied inaccurate or incomplete information. 3M shall be responsible for ensuring that the content of the label, package and package insert for each country where the Product is marketed complies with the regulatory requirements for that country. All artwork will be provided by 3M and will be used by RBC only as authorized by 3M in this Agreement or as otherwise authorized by 3M in writing. 3M shall reimburse RBC for RBC’s reasonable out-of-pocket costs and expenses incurred in connection with labeling or packaging that becomes obsolete for any reason other than RBC’s error or negligence, provided that in no event shall 3M be responsible for any such costs or expenses in excess of the amount of packaging required to fulfill 3M's then-current Firm Orders.

9.           SAFETY: RBC is solely responsible for safely performing its obligations under this Agreement and for the safety of anyone working at or visiting RBC’s facilities.

10.         QUALITY: RBC will comply with all terms of any quality agreement, quality plan or other quality requirements relating to the Products referenced in the applicable Subcontract or otherwise agreed in writing by the Parties (“Quality Agreement"). If this Agreement's terms conflict in any manner with a Quality Agreement’s terms, this Agreement's terms will govern. RBC shall permit 3M’s personnel and representatives, upon at least five (5) business days advance written notice and for reasonable duration during regular business hours, to enter RBC’s Site to inspect and audit RBC’s processes and documentation pertaining to manufacture of Product and RBC’s compliance with this Agreement; provided, however, that such audits shall be conducted not more than once in any twelve (12) month period, other than "for cause" audits. “For cause” audits do not include any audit relating to 3M Material, issues relating to quality of Product or otherwise to confirm RBC’s compliance with this Agreement, including RBC’s obligations under Section 23. All information obtained by 3M in any such audit which is RBC’s Confidential Information under Section 21 shall be maintained as RBC’s Confidential Information in accordance with Section 21. None of these inspections or audits will relieve RBC of its obligations under this Agreement. RBC will maintain quality assurance and quality controls as appropriate. For Products classified as medical devices by the FDA, RBC will maintain a quality system compliant with International Organization for Standardization standard ISO 13485 and Quality Systems Requirements, 21 CFR Part 820 (“QSR”).

11.         RECORDS: RBC will, at its cost, take samples, perform inspections and issue certificates as required by a Subcontract, Quality Plan or Specifications. RBC will provide 3M with current Materials Safety Data Sheets for Products, certificates of analysis, identification of materials covered by California Proposition 65, and other related information, such as toxicological data, that 3M may reasonably request to enable 3M to comply with all applicable federal, state, and municipal statutes, regulations, rules, and ordinances relating to 3M’s use of Products. RBC will maintain, and will make available to 3M during any inspection and audit performed in accordance with Section 10, each Product's design history file, device history record, and device master record, including all documents required by Laws or reasonably requested by 3M, which may include, but are not limited to: (a) Specifications, including all control test specifications and release specifications; (b) in-process controls; (c) quality audits; (d) production schedules; (e) environmental controls; (f) material history records for each lot; (g) equipment maintenance and calibration records; (h) process validation procedures and data; (i) defect analysis and corrective action; (j) management reviews; (k) complaint history; (l) change histories for documents generated by RBC; and (m) copies of all notices or correspondence regarding any regulatory actions or filings relating to that Product, including, without limitation, recalls, safety alerts, medical device reports, adverse event reports, and warning letters. RBC will promptly notify 3M of corrective actions involving Products or any RBC’s Site.

12.         REGULATORY COMPLIANCE: (a) RBC will cooperate with 3M to enable 3M to meet regulatory requirements and international standards governing the manufacture, sale and use of Products. Each Party will comply with all applicable laws, regulations and ordinances, including, but not limited to, laws, regulations, ordinances and rules governing environmental, hazardous waste disposal, employee safety and health, and labor matters (collectively the “Laws”), in performing its obligations under this Agreement. Such Laws may include but are not limited to, as applicable, FDA regulations, Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as amended, the Clean Water Act, 33 U.S.C. § 1251, et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., as amended. RBC will also properly handle, store, transport and dispose of all waste generated in the manufacture of Products in compliance with applicable federal, state and local statutes, regulations, rules and ordinances and sound environmental, health and safety practices. 3M is not, and has no responsibilities of, a generator, handler, arranger for disposal, or disposer of hazardous or toxic substances generated at RBC’s facilities. RBC certifies that Products have not been produced using forced, indentured or convict labor or using labor of persons in violation of the minimum working age law in the country of manufacture.

(b)         Products, or the 3M products into which they are incorporated, may need to comply with Laws that restrict product content, including, but not limited to, the European Union's Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, known as "RoHS". If 3M notifies RBC in writing that a Product must comply with the RoHS or if a Subcontract requires compliance with RoHS, then (i) RBC warrants to 3M that such Product (exclusive of any 3M Materials) is either exempt from such regulation or that such Product will not contain any the following substances in excess of the following maximum concentration values in any homogeneous material (“Restricted Values") unless the applicable Specifications specifically permit that substance in a higher concentration value: (y) 0.1% (by weight) for each of lead, mercury, hexavalent chromium, polybrominated biphenyls or polybrominated diphenyl ethers; or (z) 75 parts per million for cadmium and (ii) for Product that is not exempt from such regulation, RBC will provide to 3M: (1) documentation that all non-3M Materials in such Product do not exceed the Restricted Values; (2) certification of the exact concentration of each substance subject to the Restricted Values in all non-3M Materials in such Product so 3M can determine if 3M Materials combined with non-3M Materials do not exceed the Restricted Values; and (3) completed supplier questionnaires provided by 3M for reporting on the occurrence of other substances that may require disclosure to governmental bodies, customers and/or recyclers. If 3M gives RBC written notice that the Restricted Values are changed in a manner that may negatively affect RBC's obligations ("Revised Restricted Values"), then RBC warrants that Product (exclusive of 3M Material) will be exempt from or will meet the Revised Restricted Values and, for any Product that is not exempt from such regulation, RBC will provide to 3M the foregoing documentation as it pertains to the Revised Restricted Values. If any Product that is not exempt from the RoHS fails to meet the initial or Revised Restricted Values, then 3M may, in addition to other available remedies and at its discretion, immediately on written notice to RBC, discontinue purchasing that Product and any 3M purchase commitment, Forecast, or Purchase Order relating to that Product will be automatically revised to reflect 3M's discontinuation of that purchase; provided, however, that RBC may thereafter terminate the Subcontract pertaining to the Product that 3M discontinues purchasing, upon giving written notice to 3M of such termination.

(c)         RBC certifies that, as of the Effective Date and throughout the Term, RBC has not been and will not be, and, to the knowledge of RBC, no RBC employee, affiliate, agent, or subcontractor performing services in any way relating to this Agreement has been or will be, suspended or debarred or proposed to be suspended or debarred by any federal agency for any purpose including but not limited to: (a) participation in any U.S. federal health care program; or (b) by the U.S. Food and Drug Administration ("FDA") under 21 U.S.C. 335. Within three business days after the occurrence of any change affecting this certification, RBC will give 3M written notice of the change and its impact on this certification.

(d)         3M shall be responsible for obtaining regulatory approval of Products in its own name. RBC shall provide 3M with any and all information regarding the manufacturing of Product that is reasonably necessary to enable 3M to make regulatory submissions for regulatory approval of the Product (the “RBC Technology Information”) for inclusion in 3M’s regulatory filings. At 3M’s expense, RBC shall assist 3M in answering questions from regulatory authorities concerning 3M’s regulatory submissions, insofar as such questions relate to RBC’s activities hereunder or the RBC Technology Information.

13.         ENGINEERING CHANGES: Any change to a Product in any way, including but not limited to, raw materials, sources of supply of raw materials, equipment, tooling, contact materials (including but not limited to lubricants, or process aids), the manufacturing process or the manufacturing site is referred to as “Engineering Changes”. If (i) either Party seeks any Engineering Changes, or (ii) there is a material change in Laws that would necessitate a change in Specifications or the means or methods of performance under this Agreement by RBC, the Parties will meet and confer in good faith to determine whether and what changes, if any, should be made to the Specifications and the respective responsibilities of the Parties therefor. All Specifications and any changes thereto and other Engineering Changes agreed to by the Parties from time to time shall be in writing, dated and signed by the Parties. No change in the Specifications shall be implemented by RBC, whether initiated by RBC or requested by 3M, until the Parties have agreed in writing to such change, the implementation date of such change, and any increase to the price of Products to reflect additional costs, expenses or fees associated with such change. In the event of (i) a change to the Specifications requested by 3M, a governmental authority or as necessary or required to meet a change in the Laws or (ii) obsolescence of the Products or components needed to make the Products that are rendered obsolete by Engineering Changes, 3M shall bear RBC’s actual out-of-pocket cost of obsolete Products and components needed to make such Products, but not exceeding the quantity of Products and components needed to make such Products indicated in the then-current Firm Order.

14.         WARRANTIES: (a) RBC warrants at the time of Delivery and for the duration of the warranty period stated in the applicable Subcontract (the “Warranty Period”) that (i) all Products will strictly conform to the Specifications; (ii) all Products will be free from any encumbrance or any defect in design (to the extent the design was provided by RBC), materials, manufacture and workmanship; (iii) all Products will have been manufactured and packaged (to the extent packaged by RBC and not 3M) in accordance with all applicable Laws, all QSRs, and the Quality Agreement; (iv) no Products will be misbranded or adulterated as defined by the FDA or similar regulatory bodies and all labelling information provided by RBC to 3M is complete, accurate and in compliance with applicable Laws. The foregoing warranties shall be void to the extent the Products are: abused, damaged or adulterated after Delivery, whether by fault, negligence or otherwise; or used or stored in a manner for which the Products were not specifically labeled.

(b)         In addition to 3M’s other remedies, 3M may reject any Products that fail to meet the foregoing warranties (referred to herein as “Allegedly Non-Conforming Products”), subject to the following: In the event 3M rejects Allegedly Non-Conforming Products, RBC shall promptly replace such Allegedly Non-Conforming Products. Even though RBC has replaced such Allegedly Non-Conforming Products, RBC shall still have the right to inspect and test the Allegedly Non-Conforming Products. In the event of a discrepancy between 3M’s and RBC’s test results such that one Party’s results meet the warranties and the other Party’s test results fail to meet the warranties, or there exists a dispute over whether such failure is due (in whole or in part) to any warranty voiding circumstance set forth in Section 14(a), the Parties shall cause an independent testing laboratory agreeable to both RBC and 3M to perform comparative tests and/or analyses of the Allegedly Non-Conforming Products. The testing laboratory’s results shall be in writing and shall be final and binding save for manifest error on the face of its report. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the testing laboratory rules. The testing laboratory shall be required to enter into written undertakings of confidentiality no less burdensome than set forth herein. If RBC or the testing laboratory confirms the nonconformity of the Allegedly Non-Conforming Products, 3M will have paid or will pay for the Allegedly Non-Conforming Products in accordance with the terms of this Agreement and 3M will have already received replacement Product free of any additional charge. RBC shall have no further obligations or liability (whether in contract, tort (including negligence, strict liability in tort and breach of statutory duty), statute or otherwise) to 3M, other than its obligations of indemnification pursuant to Section 18(a), in relation to such Allegedly Non-Conforming Products. Allegedly Non-Conforming Products shall, at RBC’s option, be returned to RBC or disposed of by 3M. In the event of any disposal of Allegedly Non-Conforming Products, 3M shall, if requested by RBC, deliver to RBC an appropriate written confirmation of disposal. The cost of return or disposal of Allegedly Non-Conforming Products shall be borne by RBC. If the testing laboratory confirms that the Allegedly Non-Conforming Products do in fact meet the warranties and are conforming, 3M will have paid or will pay for such conforming Products, and will also pay for the replacement Products that 3M will have already received, in accordance with the terms of this Agreement.

(c)         RBC further represents and warrants that as of the Effective Date RBC has not received a written notice of infringement from a third Party.

(d)         RBC will use commercially reasonable efforts to obtain for 3M the benefit of all warranties from RBC’s suppliers. RBC will use commercially reasonable efforts to assist 3M in the prompt investigation of, and corrective action for, Product complaints by 3M customers. 3M’s acceptance of Delivery, inspection, or payment for any Products does not waive any of RBC’s warranties.

(e)         Each Party hereby represents and warrants to the other Party that it has full authority to enter into this Agreement, and there is no provision contained in any other agreement to which it is a party that prohibits or restricts it from entering into or performing under this Agreement.

OTHER THAN AS SPECIFICALLY SET FORTH IN THIS SECTION, NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY EITHER PARTY UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO (1) PRODUCT SOLD BY RBC AND PURCHASED BY 3M AND/OR ITS AFFILIATES PURSUANT TO THIS AGREEMENT; (2) THE PERFORMANCE OR NONPERFORMANCE OF THE PRODUCTS, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; OR (3) NONINGRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

15.         3M MATERIALS: 3M may provide materials to be used in making Products (“3M Materials”). 3M owns all 3M Materials and will only be used by RBC to make Products for 3M unless consented to in writing by 3M in each instance. RBC will inspect all 3M Materials and promptly inform 3M of any non-compliance with Specifications. RBC authorizes 3M to file any and all appropriate documentation (including UCC financing statements) without RBC's signature to acknowledge 3M's ownership interest in 3M Materials. RBC will also provide on request inventory and other reports to account for 3M Materials. RBC (i) will keep all 3M Materials, semi-finished and finished Products in a secure area and will use commercially reasonable efforts to prevent them from being lost, destroyed or damaged. Loss allowances for 3M Materials may be established by mutual written agreement of the Parties. RBC will reimburse 3M for any losses by RBC of 3M Materials in excess of those allowances. RBC shall not remove 3M Materials from RBC’s facility prior to use of 3M Materials for making Products and RBC shall return 3M Materials on 3M’s request or upon termination of this Agreement. If this occurs, 3M will pay shipping costs and RBC will be responsible for all other expenses.

16.         3M EQUIPMENT: 3M may provide equipment for use in making Products (“3M Equipment”). All 3M Equipment belongs to 3M, shall not be removed from RBC’s facility other than by 3M and, unless consented to in writing by 3M, will only be used by RBC to make Products for 3M. RBC authorizes 3M to file any and all appropriate documentation (including UCC financing statements) without RBC's signature to acknowledge 3M's ownership interest in 3M Equipment. RBC uses 3M Equipment at its own risk and must make certain that 3M Equipment is in safe and proper condition for the intended use. RBC shall not alter 3M Equipment without 3M’s written consent. RBC will keep all 3M Equipment in good condition, reasonable wear excepted, and will use 3M Equipment only to provide Products to 3M. RBC assumes all risk of loss or damage to 3M Equipment. RBC will indemnify and defend 3M against all claims arising out of RBC’s use of 3M Equipment. 3M DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES REGARDING 3M EQUIPMENT, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE. 3M is not a “merchant” of 3M Equipment under UCC 2-104(1). All 3M Equipment must be returned on 3M’s request or upon termination of this Agreement, with 3M paying crating and shipping costs and RBC responsible for other expenses.

17.       TOOLING: RBC may acquire tools exclusively to make Products for 3M pursuant to one or more Subcontracts (“Tooling”). If 3M reimburses RBC for any Tooling, such Tooling becomes 3M Equipment. Otherwise, RBC continues to own the Tooling but, unless consented to in writing by 3M, RBC shall not use the Tooling for any purpose other than the manufacture of Products for 3M. RBC will maintain Tooling in good condition and will keep all Tooling for its lifetime or until it reaches design cycle limits.

18.         INDEMNIFICATION:

(a)         RBC Indemnification: RBC agrees to indemnify, defend and hold harmless 3M, its affiliates and their respective directors, officers, employees, subcontractors and agents (“Indemnitees”) from any and all claims, actions, demands, losses, costs, expenses, damages and liabilities, including but not limited to reasonable attorneys fees and other expenses of litigation, (hereinafter “Indemnifiable Losses”) brought, asserted, commenced or pursued by any Third Party (hereinafter “Third Party Claims”) to the extent such Third Party Claims are based on property damage or sickness, bodily injury, personal injury or death of any person relating to or arising from (a) the manufacture of any Products or components thereof by or for RBC, its affiliates or its Indemnitees; or (b) breach by RBC or its Indemnitees of the express warranties under this Agreement; or (c) the design, manufacture or use of the Reader by RBC or its Indemnitees; or (d) the handling, packaging, labeling, storage, treatment, removal, transportation, and disposal by RBC or its Indemnitees of any waste material generated in the manufacture of Products under any environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq. as amended (“CERCLA”)), the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq. (“RCRA”)), or any other current or future federal, state or local environmental laws of similar effect; or (e) gross negligence or willful misconduct of RBC in its performance or the performance of its affiliates under this Agreement or failure of RBC to perform any of its obligations under this Agreement. RBC’s obligations to indemnify 3M hereunder shall not apply to the extent any such Indemnifiable Losses arise out of or are based on the inactions or actions of 3M, its affiliates or its Indemnitees for which 3M is obligated to indemnify RBC under Section 18(b).

In the case of a third party claim of patent infringement or misappropriation of a third party’s intellectual property rights based on the manufacture, use, sale, offer for sale or importation of Products, in addition to 3M’s other rights and remedies, the terms of Section 2(e) shall apply. In addition, the Parties shall bear responsibility for, and shall cooperate with each with respect to, handling such third party claim in accordance with Article 8.8 of the JDA.

(b) 3M Indemnification: 3M agrees to indemnify, defend and hold harmless RBC, its affiliates and their respective Indemnitees from any and all Third Party Claims for Indemnifiable Losses against RBC or any of its Indemnitees to the extent such Third Party Claims are based on property damage or sickness, bodily injury, personal injury or death of any person relating to or arising from (a) the marketing, sale, distribution or disposal of any Products or components thereof by or for 3M, its affiliates or its Indemnitees; or (b) breach by 3M or its affiliates or Indemnitees of the express warranties under this Agreement; or (c) gross negligence or willful misconduct of 3M in its performance or the performance of its affiliates under this Agreement or failure of 3M to perform any of its obligations under this Agreement. 3M’s obligations to indemnify RBC hereunder shall not apply to the extent any such Indemnifiable Losses arise out of or are based on the inactions or actions of RBC or its Indemnitees for which RBC is obligated to indemnify 3M under Section 18(a).

(c) Scope of Indemnification: The parties agree that the indemnities stated in this section should be construed and applied in favor of indemnification. The Parties agree that the indemnities (a) apply only to Indemnifiable Losses brought, asserted, commenced or pursued by any

Third Party, and (b) will not apply to claims between the Parties or their affiliates arising out of or connected to this Agreement.

(d) Procedure for Indemnification: The following subparagraphs of this paragraph 18(d) lay out the procedure for indemnification.

(i) Notice of Claim: If either 3M or RBC shall receive notice of any Third Party Claim, with respect to which the other Party is or may be obligated to make a payment in accordance with this Article 18 (hereinafter an “Indemnity Payment”), it (the “Indemnified Party”) shall give such other Party (the “Indemnifying Party”) prompt notice thereof (including any pleadings relating thereto) after becoming aware of such Third Party Claim, specifying in such reasonable detail as is known to it, the nature of such Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim); provided, however, that the failure of the Indemnified Party to give notice as provided in this paragraph shall not relieve the Indemnifying Party of its indemnification obligations under this Article, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

(ii) Defense of Claims. For any Third Party Claim concerning which notice is required to be given, and, in fact, given, under paragraph 18(d)(i) of this Article, the Indemnifying Party shall defend in a timely manner, to the extent permitted by law, such Third Party Claim through counsel appointed by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of the Third Party Claim by employing separate counsel at its own expense, provided that the Parties enter into a Joint Defense Agreement or Joint Representation and Defense Agreement, as appropriate.

(iii) Denial of Obligation or Failure to Defend: If a Party responds to a notice of a Third Party Claim by denying its obligation to indemnify the person or entity claiming a right of defense and indemnification under this Agreement (“Indemnification Claimant”), or if the Indemnifying Party fails to defend in a timely manner, the Indemnified Party shall be entitled to defend such Third Party Claim through counsel appointed by it. In addition, if it is later determined, through procedures referenced in Article 25 of this Agreement, or agreement of the Parties, that said Party wrongfully denied such claim, or the Indemnifying Party failed to timely defend, then the Indemnifying Party shall (a) reimburse the Indemnified Party for all costs and expenses (other than salaries of officers and employees) incurred reasonably by the Indemnified Party in connection with its defense of such Third Party Claim, and (b) be estopped from challenging a judgment, order, settlement, compromise, or consent judgment resolving the Third Party Claim entered into in good faith by the Indemnified Party (if such claim has been resolved prior to the conclusion of the proceeding between the Indemnified Party and Indemnifying Party). An Indemnifying Party, after initially rejecting a claim for defense or indemnification by an Indemnification Claimant, may defend and indemnify the Indemnification Claimant, at any time prior to the resolution of said Third Party Claim, for such claim, provided that (a) the Indemnifying Party reimburses the Indemnified

Party for all costs and expenses (other than salaries of officers and employees) incurred reasonably by the Indemnified Party in connection with its defense of such Third Party Claim up to the time the Indemnifying Party assumes control of the defense of such claim (including costs incurred in the transition of the defense from the Indemnified Party to the Indemnifying Party) and (b) the assumption of the defense of the Third Party Claim will not prejudice or cause harm to the Indemnified Party.

(iv) Release: With respect to any Third Party Claim relating to any matter subject to a claim for indemnification hereunder, no Party shall enter into any compromise or settlement or consent to the entry of any judgment which (a) does not include as a term thereof the giving by the third party of a release to the Indemnified Party from all further liability concerning such Third Party Claim on terms no less favorable than those obtained by the party entering into such compromise, settlement or consent or (b) imposes any obligation on the Indemnified Party without said Indemnified Party’s written consent (such consent not to be unreasonably withheld), except an obligation to pay money which the Indemnifying Party has agreed to pay on behalf of the Indemnified Party. In the event that an Indemnified Party enters into any such compromise, settlement or consent without the written consent of the Indemnifying Party (other than as contemplated by this paragraph 18(d)(iv) the entry of such compromise, settlement or consent shall relieve the Indemnifying Party of its indemnification obligation related to the claims underlying such compromise, settlement or consent.

(v) Payments: Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the Parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by final judgment, determination, settlement or compromise. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnified Party to the extent not waived in settlement, against the third party who made such Third Party Claim and any other person who may have been liable to the Indemnified Party with respect to the indemnified matter.

(vi) Cooperation: In connection with defending against Third Party Claims, the Parties shall cooperate with and assist each other by making available all employees, books, records, communications, documents, items and matters within their knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant with respect to defense of such claims; provided, however, that nothing in this Article 12 shall be deemed to require the waiver of any privilege, including the attorney-client privilege, or protection afforded by the attorney work product doctrine. In addition, regardless of the Party actually defending a Third Party Claim for which there is an indemnity obligation under Sections 18(a) or 18(b) of this Article, the Parties shall give each other regular status reports relating to such action with detail sufficient to permit the other Party to assert and protect its rights and obligations under this Agreement.

(vii) Survival: The provisions of this Section 18(d) shall survive in perpetuity and shall be the exclusive procedures for any claims subject to the provisions of Sections 18(a) or 18(b) above.

19.         INSURANCE: 3M and RBC shall maintain liability insurance in an amount and for a time period which is reasonable and customary in the medical device industry for companies of comparable size and activities at the respective place of business of each Party, intended to cover the liability assumed by that Party under this Agreement, provided that each Party may be self-insured for at least a portion of such amount. During the Term, RBC will obtain and maintain comprehensive general liability (“CGL”) insurance (including premises - operations, products, completed operations and contractual liability) with coverage of [***] per occurrence, employer’s liability coverage of [***] per occurrence and worker’s compensation as required by applicable Laws. The CGL policy must name 3M as an additional insured, with all coverage primary for 3M regardless of other 3M insurance. 3M does not represent that this is sufficient coverage for RBC. Each Party will provide the other certificates of insurance within ten (10) days of a written request from the other Party showing compliance with the insurance specifications. Each Party must keep the certificates current and must in any event file a new certificate each year while this Agreement is in effect. Neither Party’s failure to require or to insist upon certificates or other evidence of insurance, nor either Party’s acceptance of a certificate or other evidence of insurance showing a variance from the specified coverage changes each Party’s obligation to maintain the required insurance.

20.         LIMITATION OF LIABILITY: NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR IN ANY WAY RELATED TO PRODUCT, THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF LEGAL OR EQUITABLE THEORY.

21.         CONFIDENTIAL INFORMATION:

(a) During the Term, either Party may receive information, in whatever form, that, subject to Section 21(b), the disclosing Party considers to be confidential and that is not generally known to the public relating to: (1) the development and design of Products, including but not limited to Product formulations, Product composition, research and development and Product specifications; (2) the manufacturing and production of Products, including but not limited to manufacturing techniques, production equipment, and rates and quantities of production; (3) other aspects of either Party’s business relating to Products including, without limitation, marketing, sales, customer information and non-public financial information (all collectively referred to as “Confidential Information”). Confidential Information also includes the existence of this Agreement and all of this Agreement’s terms. During the Term, except as provided under Section 23 or as otherwise consented to in writing by the disclosing Party, each Party will keep secret all Confidential Information of the other Party, using such care as each Party uses in maintaining the confidentiality of its own secret information, but no less than a reasonable degree of care, and will use Confidential Information of the other Party only as is necessary to perform its obligations under this Agreement. Both Parties will assure that its employees, agents and contractors abide by these confidentiality obligations. Upon written request of the disclosing Party or at the expiration or earlier termination of this Agreement, each Party will, at the discretion of the disclosing Party, either destroy or return to the disclosing Party all tangible materials that are or contain the disclosing Party’s Confidential Information. Any destruction of Confidential Information of the disclosing Party pursuant to the foregoing shall be promptly confirmed by a written certificate executed by an authorized officer of the receiving Party. The foregoing obligations shall remain in force until five (5) years following expiration or termination of this Agreement, unless disclosed pursuant to Section 23(d).

(b) Confidential Information does not include information that is: (1) published in any publication or otherwise is or becomes generally available to the public, other than as a result of a breach of this Agreement; (2) known to the receiving Party prior to its receipt from the other Party as evidenced by the receiving Party’s contemporaneous written records; (3) available to the receiving Party from another source without any breach of any agreement or violation of any law; or (4) is independently developed by the receiving Party without access to or use of the Confidential Information of the disclosing Party, as evidenced by the receiving Party’s contemporaneous written records.

(c) If a Party is required by judicial or administrative process or by governmental laws or regulations or other legal requirements, including filings with the U.S. Securities Exchange Commission and comparable governmental agencies applicable to the Parties, to disclose Confidential Information of the other Party, the Party that is so required to disclose the Confidential Information will: (1) promptly notify the other Party with sufficient advance notice to allow the other Party the opportunity to oppose such process; and (2) seek to have the third party treat the information confidentially, including seeking confidential treatment of such Confidential Information, to the extent legally permissible.

22.         INTELLECTUAL PROPERTY AND DEVELOPMENTS: The following shall apply to RBC Developments that are conceived after expiration or termination of, or are otherwise not covered by, the JDA:

(a) “RBC Developments” are all analyses, specifications, proposals, reports or other information, data or documents (in raw, preliminary or final form) and all inventions, discoveries and improvements, whether or not patentable, conceived by RBC, its employees and agents and resulting from the performance of RBC's obligations under this Agreement. RBC will promptly notify 3M of all RBC Developments and will (at 3M’s request) pursue protection of RBC Developments with patent or other intellectual property filings for RBC Developments throughout the world.

(b) Nothing in this Agreement grants 3M or any of its affiliates rights to RBC Developments, except as follows: (i) if RBC, its employees or agents conceive of a RBC Development using 3M Confidential Information (which Confidential Information, if written, has been marked as confidential or proprietary, or, if disclosed orally or visually has been confirmed in writing as confidential or proprietary within thirty (30) days after the first disclosure), as shown by contemporaneous written records, RBC hereby grants to 3M or its designated affiliate a non-exclusive, fully paid-up, permanent, transferable, royalty-free license, with the right to sublicense, to make, have made, import, use, offer for sale and sell any product using that RBC Development; and (ii) if 3M provides payment or other consideration to RBC to create a RBC Development and the Parties acknowledge that consideration and its purpose in writing, RBC hereby agrees to grant to 3M or its designated affiliate a license as provided under article 23 to all rights and interests in that RBC Development.

23.         TECHNOLOGY TRANSFER AND LICENSE:

(a) Subject to the terms and conditions of the Agreement, RBC hereby grants 3M or its designated affiliate an exclusive license solely to make, have made, use, sell, offer to sell, import, buy, or transfer the Products other than the Products defined in Exhibit A-1 hereto, and a non-exclusive license solely to make, have made, use, sell, offer to sell, import, buy or transfer the Product defined in Exhibit A-1 hereto, for the detection of Targets (“License”). Notwithstanding the foregoing, the License to make or have made Products shall not be effective except upon termination of this Agreement by 3M pursuant to Section 2(b) for RBC’s breach, or 4(d) for Supply Failure, or upon non-renewal of this Agreement as provided in Section 2(d). In the event the License to make or have made Products becomes effective, RBC shall thereupon provide (i) to 3M a copy of all data, or information generated during RBC’s performance of this Agreement that is reasonably necessary to make and have made Product, including but not limited to the Escrow Materials, and (ii) reasonable assistance required to enable 3M to manufacture Product for itself or through a third party manufacturer; provided, however, that any such data, know-how, technology, or information that is Confidential Information shall continue to be the Confidential Information of RBC, but may be disclosed by 3M to bona fide third party manufacturers pursuant to a written agreement containing confidentiality and non-use provisions no less restrictive than those set forth herein. 3M shall indemnify RBC under the same terms as paragraph 18(b) for any Indemnifiable Losses arising from the manufacture of any Products by or for 3M under the License granted in this paragraph 23.

(b) The License is a worldwide, royalty bearing license, including a right to sublicense to 3M or its designated affiliate, to all intellectual property owned by RBC (e.g., patents, patent applications, manufacturing know-how) necessary or useful for the manufacture of the Products. The earned royalty rate payable to RBC and additional minimum terms of the License will be set forth in the applicable Subcontract, provided that such terms may be modified or other terms may be added as mutually agreed upon in writing by 3M and RBC and provided further that no such royalty shall be payable by 3M or its designated affiliate so long as RBC is manufacturing the Product to which the royalty would otherwise apply. In the event the parties fail to negotiate a Subcontract for Product for detection of a specified Target, the terms of Articles 7 and 9 of the JDA shall apply. The License shall terminate upon: termination of this Agreement by RBC pursuant to Section 2(b) for 3M’s breach; termination of this Agreement by 3M after the first three years of the Term pursuant to Section 2(a); or expiration of the Term or any renewal thereof. If the License to make or have made becomes effective as provided in Section 23(a), the License shall terminate in accordance with the terms of the applicable Subcontract.

(c) In the event the License to make or have made becomes effective as provided in Section 23(a) (i.e., 3M becomes the manufacturer of Products or elects to move the manufacture of Products to a third party following termination of this Agreement by 3M pursuant to Section 2(b) or 4(d) or upon non-renewal of this Agreement as provided in Section 2(d)), the Parties will cooperate in the transition of manufacturing, including the transfer of Escrow Materials sufficient to enable 3M or another supplier to manufacture the Products. RBC also agrees to assist in a seamless transition of supply chain requirements, including the continuation of manufacturing until either 3M or the designated third party are capable of manufacturing demanded volumes, or to build no less than 3-months of inventory to assist in the transition in manufacturing. 3M will pay for all reasonable costs incurred by RBC in the one-time transfer of manufacturing technology and ongoing support for a reasonable time, not longer than six (6)

months. If 3M requests additional assistance in connection with the transferred manufacturing technology beyond that set forth above, 3M will request the assistance in writing and pay RBC for all such assistance.

(d) RBC shall enter into an escrow agreement ("Escrow Agreement") with a mutually agreeable escrow agent ("Escrow Agent"), such Escrow Agreement providing for the deposit of one complete copy of all materials relating to the manufacture of Products, including all relevant written materials (e.g., operating manuals, written processes, process conditions, information relating to RBC’s sources of component or raw materials and related information) and all machine-readable materials (e.g., software) sufficient to enable 3M to manufacture Product or to have Product manufactured for 3M (“Escrow Materials”). Once every year following the deposit of the Escrow Materials, 3M shall have the right, but not the obligation, to audit such Escrow Materials through an independent third party auditor reasonably agreeable to both Parties, upon prior written notice to RBC. The scope of such audit shall be limited to ensuring that the obligations of this Section 23(d) have been met. Any such audit shall take place at the premises of the Escrow Agent. RBC shall be entitled to have at least one employee of its choosing present at all times during any said audit. If the Escrow Materials are found to be inaccurate or incomplete, RBC shall supplement the Escrow Material within ten (10) business days to restore accuracy and completeness, and RBC shall bear the cost and expense of supplementing the Escrow Material. Otherwise, 3M shall bear the expense of any such audit. RBC represents and warrants to 3M that the Escrow Materials shall be kept current and complete, and shall be updated by or on behalf of RBC from time to time and in no event more than sixty (60) days after RBC has made one or more material modifications to any of the Escrow Materials. Upon termination of this Agreement by 3M pursuant to Section 2(b) or 4(d) or upon non-renewal of this Agreement as provided in Section 2(d) (the “Triggering Event”), RBC agrees that (i) 3M or its designated affiliate is entitled to possession of the Escrow Materials unless RBC is disputing the basis for the occurrence of the Triggering Event, and (ii) 3M may give written notice to both RBC and the Escrow Agent requesting release of the Escrow Materials. The Escrow Agent shall release and make the Escrow Materials available to 3M or its designated affiliate on the earlier of (1) the Escrow Agent’s receipt of written notice from RBC agreeing to and authorizing the release or (2) the date that is thirty (30) days after the Escrow Agent’s receipt of the written notice from 3M under clause (ii) above, unless, during such 30-day period, the Escrow Agent receives written notice from RBC disputing the basis for the occurrence of the Triggering Event. If RBC disputes that a Triggering Event has rightfully occurred, RBC may initiate the Dispute Resolution procedures set forth in Section 26 and RBC shall give written notice of such dispute to both the Escrow Agent and 3M within thirty (30) days after 3M gives written notice under clause (ii) above. If the Escrow Agent receives such notice of dispute from RBC within such 30-day period, the Escrow Agent shall release and make the Escrow Materials available to 3M on the date that is sixty (60) days after the Escrow Agent’s receipt of the written notice from 3M under clause (ii) above; provided, however, that the Escrow Agent shall not release or make the Escrow Materials available to 3M if, prior to the expiration of such 60-day period, the Parties jointly give written notice to the Escrow Agent that the Escrow Materials should not be released. If RBC disputes the release of the Escrow Materials and it is finally determined that the Escrow Materials should not have been released to 3M hereunder, 3M’s sole responsibility shall be to cease any further use of the Escrow Materials (and cause any third party to cease further use of the Escrow Materials) and to return all copies of the Escrow Materials to the Escrow Agent. All Escrow Materials shall be the Confidential Information of RBC and use and disclosure of the

Escrow Materials shall be subject to the provisions of Section 21. For the sake of clarity, 3M or its designated affiliate shall have the right to use or disclose the Escrow Materials solely to make or have made Products pursuant to the License under Section 23(a) and shall only disclose the Escrow Materials to third party manufacturers that are bound by obligations of confidentiality at least as stringent as those set forth herein. The agreement with the Escrow Agent shall provide that all Escrow Materials shall be returned to RBC and the escrow agreement shall be terminated within thirty (30) days after termination of this Agreement for any reason other than a Triggering Event, as certified in writing jointly by both Parties. Except as otherwise stated herein, all costs and expenses associated with the escrow of the Escrow Materials, including the costs of the Escrow Agent, shall be paid by RBC.

24.         NOTICES: Any notice permitted or required under this Agreement must be in writing and personally delivered, including via any internationally recognized overnight service: (a) to 3M at: 3M Sourcing Operations, Building 0216-02N-007, 3M Center, St. Paul, Minnesota USA 55144-1000, Attention: Vice President, with a copy to 3M Medical Division, 3M Center Building 275-5E-01, St. Paul MN 55144 Attention: Supply Director, and (b) to RBC at: 100-8900 Glenlyon Parkway, Burnaby, B.C., Canada, Attention: Vice President, Business Development,. Notice of any change in a Party's address will be given as stated above.

25.         GOVERNING LAW: DISPUTE RESOLUTION: Disputes arising between the Parties relating to the making or performance of this Agreement shall be resolved in the following order of preference: (a) by good faith negotiation between executives of 3M and RBC who have authority to fully and finally resolve the dispute; and then (b) by non-binding mediation at a location acceptable to the Parties using a neutral mediator having experience with the industry (with the costs therefore shared equally). All negotiations pursuant to this clause shall be treated as Confidential Information in accordance with the provisions of Article 21 of this Agreement. Finally, as a last resort, either Party may commence litigation. Each Party consents to the New York courts' personal jurisdiction. Any questions, claims, disputes, remedies or procedural matters shall be governed exclusively by the laws of the State New York and of the United States of America, without regard to its principles of conflicts of law. The exclusive venue for any and all litigation relating to this Agreement shall be in the city of New York in the state or federal court having subject matter jurisdiction. The foregoing notwithstanding, nothing in this Agreement shall preclude a Party from taking whatever actions are necessary to prevent irreparable harm to its interests.

26.         GENERAL: Neither this Agreement nor any right or obligation hereunder shall be assignable by a Party without the prior written consent of the other Party and any purported assignment without such consent shall be void; provided that 3M or RBC may assign this Agreement without consent of the other Party to a successor of all or substantially all of 3M’s or RBC’s (as the case may be) assets, stock or business to which this Agreement relates (whether by sale, acquisition, merger, reorganization, recapitalization, operation of law or otherwise). No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder. The Parties are independent contractors and neither can make any commitments for the other. The employees of a Party are not employees of the other. Either Party may waive a breach without waiving performance later. This Agreement supersedes all prior agreements concerning Subcontracts, except for any prior confidentiality agreement between the parties. This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

27.         EVENTS OF EXCUSED PERFORMANCE: Neither 3M nor RBC shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party and not related to its fault or negligence, including but not limited to acts of God, explosion, fire, flood, earthquake, war whether declared or not, accident, sabotage, transportation, strike, labor disturbance or interference, order or decrees of any court or action of governmental authority or shortages in or an inability to procure materials; provided, however, that diligent efforts are made to resume performance as quickly as possible. Delays involving governmental authorities shall include but are not limited to, withdrawal, suspension or delays in regulatory approval of a Product by a competent authority or other causes, whether similar or dissimilar to those specified.

28.         GOVERNMENT CONTRACTS: To the extent required by applicable U.S. federal Laws, the following Federal Acquisition Regulation clauses (“FARs”) and Department of Defense FAR Supplement clauses (“DFARs”), as in effect on an Order’s date, are hereby incorporated: (a) FAR 52.219 -8, Utilization of Small Business Concerns; (b) FAR 52.219 -9, Small Business Subcontracting Plan; (c) FAR 52.222 -26, Equal Opportunity; (d) FAR 52.222-35, Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans; (e) FAR 52.222 -36, Affirmative Action for Workers with Disabilities; (f) FAR 52.222 -39, Notification of Employee Rights Concerning Payment of Union Dues or Fees; (g) FAR 52.222 -41, Service Contract Act of 1965, as amended; (h) FAR 52.247 -64, Preference for Privately Owned U.S.-Flag Commercial Vessels; (i) DFARS 252.225 -7014, Preference for Domestic Specialty Metals, Alternate I; (j) DFARS 252.247 -7023, Transportation of Supplies by Sea; and (k) DFARS 252.247 -7024, Notification of Transportation of Supplies by Sea. Prior to RBC filling any Purchase Order under any Subcontract, RBC certifies that, to the extent applicable and required: (i) it will comply with FAR 52.203 -12, Limitation on Payments to Influence Certain Federal Transactions, and FAR 52.222 -21, Prohibition of Segregated Facilities; (ii) if RBC participated in a previous contract or subcontract subject to the Equal Opportunity clause referenced above, it will have filed all required compliance reports; (iii) before any subcontracts are awarded, it will obtain representations signed by proposed subcontractors indicating submission of required compliance reports; (iv) it will have developed and have on file at each establishment, affirmative action compliance programs required by the rules and regulations of the Secretary of Labor (41 CFR 60-1 and 60-2); and (v) neither RBC nor any of its principals will have been debarred, suspended, or proposed for debarment, from the award of contracts by the U.S. government. If RBC cannot provide any of these certifications, or subsequently becomes aware that any certification is incorrect for any reason, RBC must immediately notify 3M in writing.

ACCEPTED AND AGREED TO:

3M COMPANY	RESPONSE BIOMEDICAL CORPORATION

By: /s/ [Authorized Signatory]	By: /s/ Bill Radvak

Title: ______________________________________	Title: “President & CEO”

EXHIBIT A- 1

SUBCONTRACT TO

MANUFACTURING AND SUPPLY AGREEMENT

MEDICAL DIVISION

(Reader and Accessories)

This Subcontract dated November 30, 2006 (“Subcontract Effective Date”) is between 3M Company, acting through its Medical Division (“3M”) and Response Biomedical Corp. (“RBC”) and is made pursuant to the Manufacturing and Supply Agreement dated November 30, 2006 (“Agreement”) between 3M and RBC. All capitalized terms used but not defined in this Subcontract have the meanings given in the Agreement.

1.           SCOPE: The Agreement governs this Subcontract except for any amendments described below. If any term or condition in this Subcontract conflicts with the Agreement, this Subcontract shall govern. The Products covered by this Subcontract, including their Specifications, are listed in Schedule 1.

2.           SUBCONTRACT TERM: This Subcontract begins on the Subcontract Effective Date and continues for [***] years, unless terminated earlier as provided for herein (the “Subcontract Term”). The Subcontract Term may be renewed for additional [***] year periods upon the mutual written agreement of RBC and 3M. 3M shall have the right to terminate this Agreement in whole or in part upon days prior written notice to RBC at any time[***] after the first years of the Term.[***]

3.           PRODUCT; EXCLUSIVITY: “Product” means the Reader and accessories listed on and further defined by the Specifications referenced in Schedule 1 hereto. During the Subcontract Term, (a) 3M and its affiliates shall purchase exclusively from RBC all of their commercial sale requirements for the 3MTM Rapid Detect Reader Products listed on Schedule 1 and shall purchase non-exclusively from RBC the Accessory Products listed on Schedule 1; and (b) RBC will supply all Products listed on Schedule 1 non-exclusively to 3M and its affiliates.

4.           FORECAST; LEAD TIME: The first three (3) months of each Forecast shall be binding on 3M and shall constitute a Firm Order. 3M shall be entitled to revise the Forecast for the second three (3) months of each Forecast, but the quantity of Products may not be increased by more than . [***] The Forecast for the last six (6) months may be revised by 3M without restriction. The lead-time for product shall be ninety (90) days.

5.           CAPACITY COMMITMENT: RBC will provide capacity information regarding the Product to the JSC so that the JSC can discuss it on a quarterly basis. This capacity information is shared with 3M for 3M’s planning purposes only.

6.           PRICES: Product prices are listed in Schedule One. Section 5 of the Agreement shall apply to the pricing in this Subcontract.

7.           WARRANTY PERIOD: The warranty period for Products shall be as stated in the Service Plan to be attached as Schedule 3.

8.           PARTS; SERVICE PLAN; TECHNICAL SUPPORT: RBC will provide to 3M technical support for Products as set forth on Schedule Two to this Subcontract.

1

9.           LICENSE: In the event the license to make or have made Products contemplated in Section 23 of the Agreement goes into effect under the terms of Section 23(a) of the Agreement, the earned royalty rate and other minimum terms for such license to Products covered by this Subcontract will be as set out in Schedule 2 hereto, provided that such terms may be modified or other terms may be added as mutually agreed upon in writing by 3M and RBC.

10.         COUNTERPARTS: This Subcontract may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

ACCEPTED AND AGREED TO:

3M COMPANY	RESPONSE BIOMEDICAL CORPORATION

By: /s/ [Authorized Signatory]	By: /s/ Bill Radvak

Title: ______________________________________	Title: “President & CEO”

2

Schedule One

To

Exhibit A-1

Products, Specifications and Prices

I. Products and Specifications: Products shall mean the Reader Product and the Accessory Products as further defined by the below referenced Specifications.

Product	Specification
3MTM Rapid Detect Reader:
Accessories:
1. Dot Matrix Printer, 120VAC
2. Dot Matrix Printer, CE, 230VAC
3. Bar Code Wand Scanner
4. Reader to Reader Serial Cable

II. Prices: The following Prices shall apply to Products:

Product	Part/Catalogue #	Price
3MTM Rapid Detect Reader:	91001	[***]
Accessories:
1. Dot Matrix Printer, 120VAC	RA 3030	[***]
2. Dot Matrix Printer, CE, 230VAC	RA 3047	[***]
3. Bar Code Wand Scanner	RA 3035	[***]
4. Reader to Reader Serial Cable	RA 3046	[***]

3

Schedule Two

To

Exhibit A-1

License Terms

1.           Royalty

3M or its designee shall pay a royalty of per Net Unit Sale of the 3M [***] TM Rapid Detect Reader, the manufacture or sale of which infringes a claim in an unexpired patent [***] within Sponsored Rights or Background Rights owned or controlled by RBC (as those terms are defined in the JDA) in the country where 3MTM Rapid Detect Reader is made or sold.

“Net Unit Sale” means a Reader manufactured and shipped for commercial use by a non-affiliated third party. Se1ling, leasing, lending, consigning, or an other activity by means of which a third party acquires the right to possession or use of a Reader shall be included in Net Unit Sales.

2.           Sublicenses

3M or its designee shall have the right to sublicense to its affiliates. 3M will unconditionally guarantee the performance of any such Affiliates hereunder as if they were signatories to the license to the extent the performance or lack of performance is a breach of the license. A breach by any such affiliate of any such obligation shall constitute a breach by 3M of the license.

The license grant also includes the right for any customers (ultimate or in privity or other) of 3M, its designee, or its Affiliates to use and/or sell (for further use or resale) the 3MTM Rapid Detect Reader so made.

3.           Reports and Payment

3M shall deliver to RBC within sixty (60) days after the end of each calendar quarter a written report showing its computation of royalties due under the license based on the number of units sold by 3M and its affiliates and its sublicensees during such calendar quarter.

4.           Records, Audit

3M shall keep, and shall require all affiliates and sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder for a period of three (3) years after the date such royalties became payable. During the term of this Agreement after the first commercial sale of Subject Product and for a period of one year following termination of this Agreement, RBC shall have the right from time to time (not to exceed once during each calendar year) to have an independent firm of accountants (i.e., a certified public accountant or like person

4

reasonably acceptable to 3M) inspect such books, records and supporting data, provided such shall not cover such records for more than the preceding three (3) years. Such independent firm of accountants shall perform these audits at RBC’s expense upon reasonable prior notice and during 3M’s regular business hours, and shall agree as a condition to such audit to maintain the confidentiality of all information of 3M disclosed or observed in connection with such audit and to disclose to RBC only whether 3M has complied with its obligations under this Agreement with respect to the accuracy of the royalty statements and payments. If the result of such audit demonstrates an underpayment to RBC of 5% or more, 3M shall pay the full amount of the underpayment and for the reasonable costs of such audit.

5.           Assignment

The license granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Except as otherwise provided in the license, neither the license nor any of the rights or obligations thereunder may be assigned by either Party without the prior written consent of the other Party, except either Party may assign the license or any of the rights or obligations hereunder to an affiliate or to a Third Party with which a Party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which the license relates, without obtaining the prior written consent of the other Party.

6.           Competitive Activity

The license shall provide for the enforcement by either Party of Intellectual Property Rights granted under the license.

The license shall provide a mechanism for reduction of royalty in at least the following circumstances:

(a)

During any period wherein 3M or its designee is prosecuting any legal action to enforce Intellectual Property Rights granted under the license, [***] with respect to any country in which the legal action is being prosecuted.

(b)	If any third party shall make, use, sell, offer for sale or import 3MTM Rapid DetectReader in any country in which RBC has an actionable right against such third party, and [***]

with respect to such country until any such activity in such country has ceased.

7.           Termination

The license shall terminate on the happening of one of the following events:

5

(a)	If not terminated sooner, the Agreement shall terminate with the expiration of the last to expire of an issued patent in the Intellectual Property Rights;
(b)

3M or its designee shall have the right to terminate the license agreement in its entirety or with respect to any country or with respect to any patent application or patent in any country by giving three (3) months prior written notice,

(c)	default by either Party.

6

Schedule Three

To

Exhibit A-1

Service Plan

[To be added by amendment]

7

EXHIBIT A- 2

SUBCONTRACT TO

MANUFACTURING AND SUPPLY AGREEMENT

MEDICAL DIVISION

(Cartridge for Staph aureus)

This Subcontract dated November 30, 2006 (“Subcontract Effective Date”) is between 3M Company acting through its Medical Division (“3M”) and Response Biomedical Corp. (“RBC”) and is made pursuant to the Manufacturing and Supply Agreement dated November 30, 2006 (“Agreement”) between 3M and RBC. All capitalized terms used but not defined in this Subcontract have the meanings given in the Agreement.

1.           SCOPE: The Agreement governs this Subcontract except for any amendments described below. If any term or condition in this Subcontract conflicts with the Agreement, this Subcontract shall govern. The Products covered by this Subcontract are defined below in section 3. The Specifications for Products are listed in Schedule 1.

2.           SUBCONTRACT TERM: This Subcontract begins on the Subcontract Effective Date and continues for [***] years, unless terminated earlier as provided for herein (the “Subcontract Term”). The Subcontract Term may be renewed for additional [***] year periods upon the mutual written agreement of RBC and 3M. 3M shall have the right to terminate this Agreement in whole or in part upon days prior written notice to RBC at any time[***] after the first years of the Term. [***]

3.           DEFINITIONS:

(a)           “Product” means the disposable, single-use immunoassay test kit and components thereof (e.g., sample handling device, reagents, lot card), as listed on and further defined by the Specifications referenced in Schedule 1 hereto, and used in conjunction with the Reader (defined in Exhibit A-1 to the Agreement) for detection of the Target.

(b)           “Target” means the microorganism Staphylococcus aureus in anterior nares swab specimens.

4.           FORECAST; LEAD TIME: The first three (3) months of each Forecast shall be binding on 3M and shall constitute a Firm Order. 3M shall be entitled to revise the Forecast for the second three (3) months of each Forecast, but the quantity of Products may not be increased by more than . [***] The Forecast for the last six (6) months may be revised by 3M without restriction. The lead-time for product shall be days. [***]

5.           CAPACITY COMMITMENT: RBC will provide capacity information regarding the Product to the JSC so that the JSC can discuss it on a quarterly basis. This capacity information is shared with 3M for 3M’s planning purposes only.

6.           PRICES: Product prices are listed in Schedule One. Section 5(b) and 5(c) of the Agreement shall not apply to this Subcontract.

7.           INSPECTION: 3M shall conduct inspections of each shipment of Product for patent defects and may reject all or any portion of such shipment that 3M reasonably believes do not conform to the Specifications (such Product quantities are hereinafter referred to as the

1

“Allegedly Non-Conforming Products”) by giving written notice to RBC within thirty (30) days after receipt of shipment of the Allegedly Non-Conforming Products at the Delivery destination set forth in the applicable Purchase Order. Such notice shall identify in reasonable detail the nature of the nonconformity. If 3M fails to provide RBC with written notice of Allegedly NonConforming Products within such thirty (30) day period, 3M will be deemed to have accepted the Products, but no such acceptance shall limit RBC’s warranties or other obligations with respect to such Products.

8.           WARRANTY PERIOD: The warranty period for the Product shall be from the date of delivery of the Product until the Product expiry date as stated in the Product labeling.

9.           LICENSE: In the event the license to make or have made Products contemplated in Section 23 of the Agreement goes into effect under the terms of Section 23(a) of the Agreement, the earned royalty rate and other minimum terms for such license to Products covered by this Subcontract will be as set out in Schedule 2 hereto, provided that such terms may be modified or other terms may be added as mutually agreed upon in writing by 3M and RBC.

10.         COUNTERPARTS: This Subcontract may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

ACCEPTED AND AGREED TO:

3M COMPANY	RESPONSE BIOMEDICAL CORP.

By: /s/ [Authorized Signatory]	By: /s/ Bill Radvak

Title: ______________________________________	Title: “President & CEO”

2

Schedule One

To

Exhibit A-2

Products, Specifications, and Prices

I. Products and Specifications: The Specification for Products to be supplied under this Subcontract are referenced below:

Product	Specification
3MTM Rapid Detect Staph aureus Test Kit, which includes a Cartridge, reagent, conjugated latex and a lot card.	[Reference to Spec]

II. Prices:

A. Defined Terms. For purposes of this Schedule One, the terms defined in this Section 1 shall have the respective meanings set forth below. Other capitalized terms used in this Schedule One without definition shall have the meanings assigned to them in the Agreement.

“Market Price” means the average price per unit of an finished product or kit that incorporates Product (“Finished 3M Product”) invoiced by 3M and its affiliates for all units of Finished 3M Product that is commercially sold by 3M or its affiliates in the Representative Countries during a 6-Month Period, that is equal to the quotient of: (i) the total amount invoiced from the commercial sale of all units of the Finished 3M Product in the Representative Countries during such 6-Month Period (including all units deemed commercially sold under Section 4 of this Schedule One), less (x) charges included in such invoiced amount for sales taxes, value added taxes and/or use taxes, and/or duties in connection with import or export, (y) amounts repaid by reason of rebates, rejections, credits or returns directly related to the Finished 3M Product during the 6-Month Period and (z) charges included in such invoiced amount for freight and/or insurance, each as determined in accordance with 3M’s standard accounting practices for products it commercially sells, which accounting practices shall be consistent with general practices in its industry; divided by (ii) the number of units of such Finished 3M Product commercially sold in the Representative Countries during such 6-Month Period. Market Price shall be denominated in U.S. Dollars. For purposes of establishing Market Price, all commercial sales of Finished 3M Products made in other currencies shall be translated to U.S. Dollars in accordance with 3M’s standard currency translation practices, which practices shall be consistent with general practices in its industry. In the event that any commercial sale by 3M or its affiliates during any year is made at a preferential price to any Third Party as a result of an understanding or arrangement unrelated to the commercialization of a Finished 3M Product (including a revenue-sharing arrangement) or for compensation other than cash, such Finished 3M Product shall be deemed to have been commercially sold to the Third Party at the Market Price otherwise in effect for such Finished 3M Product (excluding the preferential transfers) during such 6-Month Period.

3

“Initial Transfer Price” shall be calculated in accordance with paragraph B of this Schedule One.

“Representative Countries” means the following countries and their respective territories and possessions: . [***]

“Transfer Price” shall be calculated in accordance with paragraph C of this Schedule One, but in no event shall be less than ..[***]

“6-Month Period” shall mean the calendar six (6) month periods starting with commercial launch and each successive calendar six (6) month period.

B. Initial Transfer Price and Reconciliation. The Initial Transfer Price for the first 6-Month Period following launch of any Finished 3M Product shall be calculated based upon the calculations outlined in paragraph C below utilizing 3M’s estimated sales and volume amounts for the first 6-Month Period following launch. Thirty (30) days following the expiration of the first 6-Month Period following such launch of a Finished 3M Product, the Parties will calculate the Transfer Price based on the formula given below in paragraph C of Schedule One and determine whether a difference between that Transfer Price and the Initial Transfer Price exists. If the Transfer Price is greater than the Initial Transfer Price, 3M shall make a reconciliation payment to the RBC in the amount of the difference. If the Transfer Price is lesser than the Initial Transfer Price, RBC shall make a reconciliation payment to 3M in the amount of the difference.

C. On-going Calculation of Transfer Price. At the same time as the Reconciliation payment referenced in Paragraph B of Schedule One is calculated and thereafter thirty (30) calendar days following each 6-Month Period the Parties will recalculate Transfer Price. This recalculated Transfer Price, using actual sales and volume data from the previous 6-Month Period will govern orders of Collaboration Assays placed during the subsequent 6-Month Period. For example, utilizing sales and volume data from January through June the Parties will calculate a Transfer Price on July 31st that will govern orders placed in from August 1st – January 31st. The Transfer Price shall be calculated based on the Market Price which is set solely by 3M and such calculation shall be in accordance with the following table:

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

For clarity, the following two examples of Transfer Price are given:

[***]

[***]

4

D.           Payment of Transfer Price.

RBC’s sales of Product to 3M hereunder shall be at a price per unit equal to the Transfer Price in effect at the time the Product is ordered by 3M from RBC.

5

Schedule Two

To

Exhibit A-2

License Terms

1.           Royalty

Royalty based on annual net sales of	Rate
3MTM Rapid Detect Staph aureus Test
Kit
Net sales Million [***]	[***]

Net sales Million [***] -	[***]
Million [***]
Net sales Million [***]	[***]

“Net Sales Price” means the total price for a 3MTM Rapid Detect Staph aureus Test Kit invoiced by 3M or any Affiliate, sublicensee or permitted assign for sale to a third party, less:

(a)	applicable taxes (e .g., sales, excise or use taxes) or duties;
(b)	separately stated charges for transportation or customs clearance;
(c)	credits for defective or returned 3MTM Rapid Detect Staph aureus Test Kit; and
(d)	discounts, rebates, refunds, marketing allowances or other promotional fees.

3M or its designee shall pay the royalty on the Net Sales Price of 3MTM Rapid Detect Staph aureus Test Kit, the manufacture or sale of which infringes a claim in an unexpired patent [***] within Sponsored Rights or Background Rights owned or controlled by RBC (as those terms are defined in the JDA) in the country where 3MTM Rapid Detect Staph aureus Test Kit is made or sold.

2.	Sublicenses

3M or its designee shall have the right to sublicense to its affiliates. 3M will unconditionally guarantee the performance of any such affiliates hereunder as if they were signatories to the license to the extent the performance or lack of performance is a breach of the license . A breach by any such affiliate of any such obligation shall constitute a breach by 3M of the license.

The license grant also includes the right for any customers (ultimate or in privity or other) of 3M, its designee, or its affiliates to use and/or sell (for further use or resale) the 3MTM Rapid Detect Staph aureus Test Kit so made.

3.           Reports and Payment

6

3M shall deliver to RBC within sixty (60) days after the end of each calendar quarter a written report showing its computation of royalties due under the license upon net sales by 3M and its affiliates and its sublicensees during such calendar quarter. All net sales shall be segmented in each such report according to sales by 3M, each affiliate and each sublicensee, as well as on a country-by-country basis, including the rates of exchange used to convert such royalties to United States dollars from the currency in which such sales were made. The rates of exchange to be used for converting royalties to United States dollars shall be those in effect for the purchase of dollars as certified by CitiBank, N.A., New York, New York, U.S.A., on the last business day of the quarter with respect to which the payment is due. 3M, simultaneously with the delivery of each such report, shall tender payment in United States dollars of all royalties shown to be due thereon.

4.           Records, Audit

3M shall keep, and shall require all affiliates and sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder for a period of three (3) years after the date such royalties became payable. During the term of this Agreement after the first commercial sale of Subject Product and for a period of one year following termination of this Agreement, RBC shall have the right from time to time (not to exceed once during each calendar year) to have an independent firm of accountants (i.e., a certified public accountant or like person reasonably acceptable to 3M) inspect such books, records and supporting data, provided such shall not cover such records for more than the preceding three (3) years. Such independent firm of accountants shall perform these audits at RBC’s expense upon reasonable prior notice and during 3M’s regular business hours, and shall agree as a condition to such audit to maintain the confidentiality of all information of 3M disclosed or observed in connection with such audit and to disclose to RBC only whether 3M has complied with its obligations under this Agreement with respect to the accuracy of the royalty statements and payments. If the result of such audit demonstrates an underpayment to RBC of 5% or more, 3M shall pay the full amount of the underpayment and for the reasonable costs of such audit.

5.           Assignment

The license granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Except as otherwise provided in the license, neither the license nor any of the rights or obligations thereunder may be assigned by either Party without the prior written consent of the other Party, except either Party may assign the license or any of the rights or obligations hereunder to an affiliate or to a Third Party with which a Party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which the license relates, without obtaining the prior written consent of the other Party.

6.           Competitive Activity

The license shall provide for the enforcement by either Party of Intellectual Property Rights granted under the license.

7

The license shall provide a mechanism for reduction of royalty in at least the following circumstances:

(d)	During any period wherein [***] with respect to any country in which the legal action is being prosecuted.

(b)

If any third party shall make, use, sell, offer for sale or import 3MTM Rapid Detect Staph aureus Test Kit in any country in which RBC has an actionable right against such third party, and [***] with respect to such country until any such activity in such country has ceased.

7.           Termination

The license shall terminate on the happening of one of the following events:

(a)	If not terminated sooner, the Agreement shall terminate with the expiration of the last to expire of an issued patent within the Intellectual Property Rights;
(e)

3M or its designee shall have the right to terminate the license agreement in its entirety or with respect to any country or with respect to any patent application or patent in any country by giving three (3) months prior written notice,

(f)	default by either Party.

8

EXHIBIT A- 3

SUBCONTRACT TO

MANUFACTURING AND SUPPLY AGREEMENT

MEDICAL DIVISION

(Cartridges for Flu A/B)

This Subcontract dated November 30, 2006 is between 3M Company, acting through its Medical Division (“3M”) and Response Biomedical Corp. (“RBC”) and is made pursuant to the Manufacturing and Supply Agreement dated November 30, 2006 (“Agreement”) between 3M and RBC. All capitalized terms used but not defined in this Subcontract have the meanings given in the Agreement.

1.           SCOPE: The Agreement governs this Subcontract except for any amendments described below. The Products covered by this Subcontract are defined below in section 3. The Specifications for Products are listed in Schedule 1.

2.           SUBCONTRACT TERM: This Subcontract begins on the Subcontract Effective Date and continues for years, unless terminated earlier as provided for herein (the “Subcontract[***] Term”). The Subcontract Term may be renewed for additional year periods upon the[***] mutual written agreement of RBC and 3M. 3M shall have the right to terminate this Agreement in whole or in part upon ninety (90) days prior written notice to RBC at any time after the first years of the Term.[***]

3.           DEFINITIONS:

(a)           “Product” means the disposable, single-use immunoassay test kit and components thereof (e.g., sample handling device, reagents, lot card), as listed on and further defined by the Specifications referenced in Schedule 1 hereto, and used in conjunction with the Reader (defined in Exhibit A-1 to the Agreement) for detection of the Target.

(b)           “Target” means the microorganisms influenza A and influenza B.

4.           FORECAST; LEAD TIME: The first three (3) months of each Forecast shall be binding on 3M and shall constitute a Firm Order. 3M shall be entitled to revise the Forecast for the second three (3) months of each Forecast, but the quantity of Products may not be increased by more than . [***] The Forecast for the last six (6) months shall be non-binding on 3M. The lead-time for product shall be ninety (90) days.

5.           CAPACITY COMMITMENT: RBC will provide capacity information regarding the Product to the JSC so that the JSC can discuss it on a quarterly basis. This capacity information is shared with 3M for 3M’s planning purposes only.

6.           PRICES: Product prices are listed in Schedule One. Section 5(b) and 5(c) of the Agreement shall not apply to this Subcontract.

7.           WARRANTY PERIOD: The warranty period for the Product shall be from the date of delivery of the Product until the Product expiry date as stated in the Product labeling.

8.           Regulatory Filings. RBC shall be responsible for obtaining regulatory approval, in its own name, to market Products and allow 3M to market such Products in the United States, Canada and Japan. RBC agrees to provide to 3M such information as it may deem reasonably

1

necessary to seek regulatory approval, marketing authorizations, or similar approval to sell Products in any other countries in accordance with paragraph 13.6 of the JDA. Further, RBC agrees to maintain such regulatory filings in the United States, Canada and Japan for the Term of this Agreement and to inform 3M of any changes to those filings or any correspondence with the relevant regulatory agency regarding those filings.

9.           LICENSE: In the event the license to make or have made Products contemplated in Section 23 of the Agreement goes into effect under the terms of Section 23(a) of the Agreement, the earned royalty rate and other minimum terms for such license to Products covered by this Subcontract will be as set out in Schedule 2 hereto, provided that such terms may be modified or other terms may be added as mutually agreed upon in writing by 3M and RBC.

10.         COUNTERPARTS: This Subcontract may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

ACCEPTED AND AGREED TO:

3M COMPANY	RESPONSE BIOMEDICAL CORP.

By: /s/ [Authorized Signatory]	By: /s/ Bill Radvak

Title: ______________________________________	Title: “President & CEO”

2

Schedule One

To

Exhibit A-3

Products, Specifications and Prices

I. Products and Specifications: The Specification for Products to be supplied under this Subcontract are referenced below:

Product	Specification
3MTM Rapid Detect Flu A/B Test Kit, which includes a Cartridge, reagent, conjugated latex and a lot card.	[Reference to Spec]

II. Prices:

A. Defined Terms. For purposes of this Schedule One, the terms defined in this Section 1 shall have the respective meanings set forth below. Other capitalized terms used in this Schedule One without definition shall have the meanings assigned to them in the Agreement.

“Market Price” means the average price per unit of an finished product or kit that incorporates Product (“Finished 3M Product”) invoiced by 3M and its affiliates for all units of Finished 3M Product that is commercially sold by 3M or its affiliates in the Representative Countries during a 6-Month Period, that is equal to the quotient of: (i) the total amount invoiced from the commercial sale of all units of the Finished 3M Product in the Representative Countries during such 6-Month Period (including all units deemed commercially sold under Section 4 of this Schedule One), less (x) charges included in such invoiced amount for sales taxes, value added taxes and/or use taxes, and/or duties in connection with import or export, (y) amounts repaid by reason of rebates, rejections, credits or returns directly related to the Finished 3M Product during the 6-Month Period and (z) charges included in such invoiced amount for freight and/or insurance, each as determined in accordance with 3M’s standard accounting practices for products it commercially sells, which accounting practices shall be consistent with general practices in its industry; divided by (ii) the number of units of such Finished 3M Product commercially sold in the Representative Countries during such 6-Month Period. Market Price shall be denominated in U.S. Dollars. For purposes of establishing Market Price, all commercial sales of Finished 3M Products made in other currencies shall be translated to U.S. Dollars in accordance with 3M’s standard currency translation practices, which practices shall be consistent with general practices in its industry. In the event that any commercial sale by 3M or its affiliates during any year is made at a preferential price to any Third Party as a result of an understanding or arrangement unrelated to the commercialization of a Finished 3M Product (including a revenue-sharing arrangement) or for compensation other than cash, such Finished 3M Product shall be deemed to have been commercially sold to the Third Party at the Market Price otherwise in effect for such Finished 3M Product (excluding the preferential transfers) during such 6-Month Period.

3

“Initial Transfer Price” shall be calculated in accordance with paragraph B of this Schedule One.

“Representative Countries” means the following countries and their respective territories and possessions: . [***]

“Transfer Price” shall be calculated in accordance with paragraph C of this Schedule One, but in no event shall be less than ..[***]

 “6-Month Period” shall mean the calendar six (6) month periods starting with commercial launch and each successive calendar six (6) month period.

B. Initial Transfer Price and Reconciliation. The Initial Transfer Price for the first 6-Month Period following launch of any Finished 3M Product shall be calculated based upon the calculations outlined in paragraph C below utilizing 3M’s estimated sales and volume amounts for the first 6-Month Period following launch. Thirty (30) days following the expiration of the first 6-Month Period following such launch of a Finished 3M Product, the Parties will calculate the Transfer Price based on the formula given below in paragraph C of Schedule One and determine whether a difference between that Transfer Price and the Initial Transfer Price exists. If the Transfer Price is greater than the Initial Transfer Price, 3M shall make a reconciliation payment to the RBC in the amount of the difference. If the Transfer Price is lesser than the Initial Transfer Price, RBC shall make a reconciliation payment to 3M in the amount of the difference.

C. On-going Calculation of Transfer Price. At the same time as the Reconciliation payment referenced in Paragraph B of Schedule One is calculated and thereafter thirty (30) calendar days following each 6-Month Period the Parties will recalculate Transfer Price. This recalculated Transfer Price, using actual sales and volume data from the previous 6-Month Period will govern orders of Collaboration Assays placed during the subsequent 6-Month Period. For example, utilizing sales and volume data from January through June the Parties will calculate a Transfer Price on July 31st that will govern orders placed in from August 1st – January 31st. The Transfer Price shall be calculated based on the Market Price which is set solely by 3M and such calculation shall be in accordance with the following table:

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

For clarity, the following two examples of Transfer Price are given:

[***]

[***]

4

D.        Payment of Transfer Price.

RBC’s sales of Product to 3M hereunder shall be at a price per unit equal to the Transfer Price in effect at the time the Product is ordered by 3M from RBC.

5

Schedule Two
To
Exhibit A-3
License Terms

1.        Royalty

Royalty based on annual net sales of	Rate
3MTM Rapid Detect Flu A/B Test Kit
Net sales Million	[***]

Net sales Million [***] -	[***]
Million [***]
Net sales Million [***]	[***]

“Net Sales Price” means the total price for a 3MTM Rapid Detect Flu A/B Test Kit invoiced by 3M or any Affiliate, sublicensee or permitted assign for sale to a third party, less:

(a)	applicable taxes (e .g., sales, excise or use taxes) or duties;
(b)	separately stated charges for transportation or customs clearance;
(c)	credits for defective or returned 3MTM Rapid Detect Flu A/B Test Kit; and
(d)	discounts, rebates, refunds, marketing allowances or other promotional fees.

3M or its designee shall pay the royalty on the Net Sales Price of 3MTM Rapid Detect Flu A/B Test Kit, the manufacture or sale of which infringes a claim in an unexpired patent [***] within Sponsored Rights or Background Rights owned or controlled by Response (as those terms are defined in the JDA) in the country where 3MTM Rapid Detect Flu A/B Test Kit is made or sold.

2.	Sublicenses

3M or its designee shall have the right to sublicense to its affiliates. 3M will unconditionally guarantee the performance of any such affiliates hereunder as if they were signatories to the license to the extent the performance or lack of performance is a breach of the license . A breach by any such affiliate of any such obligation shall constitute a breach by 3M of the license.

The license grant also includes the right for any customers (ultimate or in privity or other) of 3M, its designee, or its affiliates to use and/or sell (for further use or resale) the 3MTM Rapid Detect Flu A/B Test Kit so made.

6

B

3.        Reports and Payment

3M shall deliver to RBC within sixty (60) days after the end of each calendar quarter a written report showing its computation of royalties due under the license upon net sales by 3M and its affiliates and its sublicensees during such calendar quarter. All net sales shall be segmented in each such report according to sales by 3M, each affiliate and each sublicensee, as well as on a country-by-country basis, including the rates of exchange used to convert such royalties to United States dollars from the currency in which such sales were made. The rates of exchange to be used for converting royalties to United States dollars shall be those in effect for the purchase of dollars as certified by CitiBank, N.A., New York, New York, U.S.A., on the last business day of the quarter with respect to which the payment is due. 3M, simultaneously with the delivery of each such report, shall tender payment in United States dollars of all royalties shown to be due thereon.

4.        Records, Audit

3M shall keep, and shall require all affiliates and sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder for a period of three (3) years after the date such royalties became payable. During the term of this Agreement after the first commercial sale of Subject Product and for a period of one year following termination of this Agreement, RBC shall have the right from time to time (not to exceed once during each calendar year) to have an independent firm of accountants (i.e., a certified public accountant or like person reasonably acceptable to 3M) inspect such books, records and supporting data, provided such shall not cover such records for more than the preceding three (3) years. Such independent firm of accountants shall perform these audits at RBC’s expense upon reasonable prior notice and during 3M’s regular business hours, and shall agree as a condition to such audit to maintain the confidentiality of all information of 3M disclosed or observed in connection with such audit and to disclose to RBC only whether 3M has complied with its obligations under this Agreement with respect to the accuracy of the royalty statements and payments. If the result of such audit demonstrates an underpayment to RBC of 5% or more, 3M shall pay the full amount of the underpayment and for the reasonable costs of such audit.

5.        Assignment

The license granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Except as otherwise provided in the license, neither the license nor any of the rights or obligations thereunder may be assigned by either Party without the prior written consent of the other Party, except either Party may assign the license or any of the rights or obligations hereunder to an affiliate or to a Third Party with which a Party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which the license relates, without obtaining the prior written consent of the other Party.

7

6.        Competitive Activity

The license shall provide for the enforcement by either Party of Intellectual Property Rights granted under the license.

The license shall provide a mechanism for reduction of royalty in at least the following circumstances:

(g)	During any period wherein [***] for such period with respect to any country in which the legal action is being prosecuted.

(b)

If any third party shall make, use, sell, offer for sale or import 3MTM Rapid Detect Flu A/B Test Kit in any country in which RBC has an actionable right against such third party, and [***] with respect to such country until any such activity in such country has ceased.

7.        Termination

The license shall terminate on the happening of one of the following events:

(a)	If not terminated sooner, the Agreement shall terminate with the expiration of the last to expire of any issued patent in the Intellectual Property Rights;
(h)

3M or its designee shall have the right to terminate the license agreement in its entirety or with respect to any country or with respect to any patent application or patent in any country by giving three (3) months prior written notice,

(i)	default by either Party.

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